Exhibit 5.2

[PERKINS COIE LLP LETTERHEAD]

August 17, 2016

Pinnacle Foods Finance LLC

Pinnacle Foods Finance Corp.

399 Jefferson Road

Parsippany, New Jersey 07054

Re:	Pinnacle Foods Finance LLC and Pinnacle Foods Finance Corp.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Kennedy Endeavors, Incorporated, a Washington corporation (the “Company”), in connection with the guarantee by the Company of the Exchange Notes (as defined below). The Company is one of several guarantors (such guarantors, including the Company, are hereinafter collectively referred to as the “Subsidiary Guarantors”) in connection with a registration statement on Form S-4 (the “Registration Statement”) filed by Pinnacle Foods Finance LLC, a Delaware limited liability company, and Pinnacle Foods Finance Corp., a Delaware corporation (together, the “Co-Issuers”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to be filed on the date hereof. The Co-Issuers will exchange up to $350,000,000 of their 5.875% senior notes due 2024 (the “Exchange Notes”) for all of their outstanding unregistered 5.875% senior notes due 2024 (the “Outstanding Notes”) and the related guarantees of the Exchange Notes for the unregistered guarantees of the Outstanding Notes, of the Subsidiary Guarantors, pursuant to the Indenture (as defined below), in each case regarding the Exchange Notes and the related guarantees as registered under the Securities Act.

We understand that the Exchange Notes will represent the same debt as the Outstanding Notes and the Co-Issuers will issue the Exchange Notes under the same Indenture, dated January 15, 2016, by and among the Co-Issuers, the Subsidiary Guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee), as supplemented as of January 15, 2016 (as supplemented, the “Indenture”), used for the issuance of the Outstanding Notes.

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers and representatives of the Company as we have considered necessary to provide a basis for the opinions expressed herein, including the following:

1.	Executed copy of the Indenture (including the guarantee), as provided to us by the Company;

Pinnacle Foods Finance LLC

Pinnacle Foods Finance Corp.

August 17, 2016

2.	Executed copy of the purchase agreement, dated January 11, 2016, by and among the Co-Issuers, the Subsidiary Guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers, as provided to us by the Company, including the January 15, 2016 joinder thereto (the “Purchase Agreement”);

3.	Executed copy of the registration rights agreement, dated January 15, 2016, by and among the Co-Issuers, the Subsidiary Guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers, as provided to us by the Company, including the January 15, 2016 joinder thereto;

4.	Articles of Incorporation of the Company, as certified on July 15, 2016 by the Washington Secretary of State and as certified by an officer of the Company to be a true and complete copy of such Articles of Incorporation as of the date hereof (the “Articles”);

5.	Bylaws of the Company, as certified by an officer of the Company to be a true and complete copy of such Bylaws as of the date hereof;

6.	Certificate of Existence for the Company, issued by the Washington Secretary of State, dated August 12, 2016 (the “Certificate of Existence”); and

7.	Resolutions of the Board of Directors of the Company, as certified by an officer of the Company as of the date hereof.

The documents listed in items 1 through 3 above are herein collectively referred to as the “Transaction Documents”.

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in the Articles and Certificate of Existence (and all opinions based on such public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), (b) information provided in certificates of officers/representatives of the Company and (c) the representations and warranties of the Company in the Purchase Agreement. We have not independently verified the facts so relied on.

Pinnacle Foods Finance LLC

Pinnacle Foods Finance Corp.

August 17, 2016

We have relied, without investigation, on the following assumptions:

1. Original documents reviewed by us are authentic, copies of original documents reviewed by us conform to the originals, and all signatures on executed documents are genuine.

2. When the Exchange Notes proposed to be issued pursuant to the terms of the Indenture are issued, they will conform to the description of the Exchange Notes in the Exchange Offer pursuant to the Indenture.

3. All individuals have sufficient legal capacity to perform their functions with respect to the Transaction Documents and the transactions contemplated by the Transaction Documents.

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

1. The Company is validly existing as a corporation under the laws of the State of Washington and has the necessary corporate power and authority to guarantee the Exchange Notes pursuant to the terms of the Indenture.

2. The Company’s guarantee of the Exchange Notes pursuant to the terms of the Indenture, has been duly authorized by all necessary corporate action, and the Indenture has been validly authorized, executed and delivered by the Company.

For purposes of expressing the opinions herein, we have examined the laws of the State of Washington and our opinions are limited to such laws.

The opinions expressed herein are limited to matters expressly stated herein, and no other opinions may be implied or inferred. We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.

Cravath, Swaine & Moore LLP may rely on the opinions expressed herein as if this opinion were addressed directly to it. You may refer to and produce a copy of this opinion letter in connection with the assertion of a defense as to which this opinion letter is relevant and necessary and in response to a court order. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including

Pinnacle Foods Finance LLC

Pinnacle Foods Finance Corp.

August 17, 2016

any and all post-effective amendments, and to the reference to our firm under the caption “Legal Matters” in the prospectus or any prospectus supplement which is part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the related rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP